EXHIBIT 5

                      OPINION OF KUTAK ROCK





                                  August 8, 1997


Board of Directors
AMCON Distributing Company
10228 L Street
Omaha, Nebraska  68127

Ladies and Gentlemen:

     We have acted as counsel to AMCON Distributing Company, a Delaware corporation (the "Company") in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 300,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the exercise of options which may be granted to directors, officers and employees of the Company under the terms of the Company's 1994 Stock Option Plan (the "Plan"). In rendering this opinion, we have reviewed such documents and made such examinations of law as we deemed necessary for purposes hereof. Based on, and subject to the foregoing, it is our opinion that the shares of Common Stock, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                      Sincerely,


                                      KUTAK ROCK